UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015 (April 28, 2015)

NEW ENTERPRISE STONE & LIME CO., INC.
(Exact name of registrant as specified in charter)

DELAWARE	333-176538	23-1374051
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

3912 Brumbaugh Road
P.O. Box 77
New Enterprise, PA 16664
(Address of principal executive offices)

(814) 766-2211
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On April 28, 2015, the Board of Directors of New Enterprise Stone & Lime Co., Inc. (the “Company”) approved the appointment of Robert J. Schmidt as Chief Operating Officer of the Company, effective immediately.

Mr. Schmidt, 60, started with the Company in September 2014, and was appointed as our Executive Vice President and Chief Operating Officer on April 28, 2015. Mr. Schmidt has had thirty years' experience as a senior executive in the construction materials industry. Previously, Mr. Schmidt served as Vice President and General Manager at LoJac Materials from 2012 to 2014, as Vice President and Principal at Client Builder Sales and Marketing from 2011 to 2012, and he served as Region Vice President General Manager at Vulcan Materials from 2007 to 2011. Prior to this, Mr. Schmidt served as Vice President General Manager at Hunt Martin Materials from 2003 to 2007, and was the Vice President of Production and then Senior Vice President of Rogers Group, from 1987 to 2003. Mr. Schmidt received a Masters of Civil Engineering from the University of Louisville in 1978 and a Bachelor of Science in Civil Engineering and Business from the University of Louisville in 1977.

In connection with the Company’s hiring of Mr. Schmidt in September 2014, the Company and Mr. Schmidt entered into an employment agreement (the “Employment Agreement”). The terms of Mr. Schmidt’s employment as reflected in the Employment Agreement remain the same. The Employment Agreement provides for an annual base salary of $350,000 and for Mr. Schmidt’s eligibility to participate in the Company’s employee benefit plans, policies or arrangements maintained by the Company for its employees. In addition, Mr. Schmidt received a cash bonus of $50,000 in September 2014 and is entitled to receive additional cash bonuses of $50,000 on each of September 2, 2015 and September 2, 2016, subject to Mr. Schmidt remaining continuously employed with the Company through the applicable date.

If Mr. Schmidt’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Schmidt due to Good Reason (as defined in the Employment Agreement), he shall receive monthly severance payments for a period of twelve months, with each such payment equal to 1/12 of his base salary. If Mr. Schmidt’s employment ceases within one year following a Change in Control (as defined in the Employment Agreement) due to a termination by the Company without Cause or Mr. Schmidt’s resignation for Good Reason, he shall receive monthly severance payments for a period of thirty-six months, with each such payment equal to 1/12 of his base salary. In each case, Mr. Schmidt’s severance payments are subject to his execution of a general release of claims against the Company and its affiliates. Mr. Schmidt is also subject to restrictive covenant provisions, including non-competition and non-solicitation provisions that apply during his employment and for one year after any termination of employment.

There are no transactions between the Company on the one hand and Mr. Schmidt on the other hand which would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Item 8.01                                           Other Events

On April 29, 2015, the Company entered into an agreement with Capstone Advisory Group effectively ending its relationship with Capstone, which first began in May 2013. Capstone, which the Company originally engaged to assist with the implementation of the Company’s profit enhancement and cost control program, has been providing the services of an implementation officer and a several member team to support the Company’s further implementation of the Company's program. The Company determined that it has made significant progress on the implementation of the program and that the services of Capstone can be wound down through August 2015. The Company and Capstone agreed to reduce Capstone’s fixed monthly fee beginning in June, and cap its additional fee at $1.5 million, rather than the originally agreed upon variable fee which could have been up to $6.5 million depending on the Company’s fiscal 2016 adjusted EBITDA.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW ENTERPRISE STONE & LIME CO., INC.

	By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
President, Chief Executive Officer and Secretary

Date: May 4, 2015